Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 21, 2024

Registration Statement No. 333-261851-04

ABS: $1.5+Bn AmeriCredit Automotive Receivables (AMCAR 2024-1) *Pricing Details*

Joint Bookrunners: Wells Fargo (str.), Barclays, BNP Paribas, Morgan Stanley and Societe Generale

Co-Managers: Deutsche Bank Securities, Goldman Sachs, Mizuho and MUFG

CLS	SIZE ($MM)	WAL*	S/M**	BENCH	SPD	YLD%	CPN%	$PRICE
==========================================================================================================

A-1	$290.000	0.14	A-1+/P-1	I-Curve	+ 24	5.620	5.62	100.00000

A-2-A	$270.960	0.80	AAA/Aaa	I-Curve	+ 60	5.825	5.75	99.99594

A-2-B	$225.000	0.80	AAA/Aaa	SOFR30A	+ 60			100.00000

A-3	$368.860	1.98	AAA/Aaa	I-Curve	+ 68	5.497	5.43	99.99073

B	$108.920	2.79	AA/Aa2	I-Curve	+ 80	5.444	5.38	99.99181

C	$136.560	3.30	A/A2	I-Curve	Retained

D****	$131.540

E****	$47.760
==========================================================================================================

* Based on 1.50% ABS Pricing Speed to 10% Call

** Minimum expected ratings

**** The Class D and E Notes will initially be retained by the depositor or an affiliate thereof

-TRANSACTION DETAILS-

Issued Amount: $1,579,600,000

Registration: SEC Registered

ERISA Eligible: Yes

Expected Settlement: 5/29/2024

First Payment: 6/18/2024

Expected Ratings: S&P/Moody’s

Bloomberg Ticker: AMCAR 2024-1

Risk Retention: US

-MARKETING MATERIALS-

Preliminary Prospectus, CDI and FWP

Intex: Dealname: wsamcar202401 | Password: 77A6

DealRoadshow: https://dealroadshow.com | Password (Case Sensitive): AMCAR20241

Direct Link: https://dealroadshow.com/e/AMCAR20241

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov.